EXHIBIT 10.2

PROVIDENT FINANCIAL SERVICES, INC.
2019 LONG-TERM EQUITY INCENTIVE PLAN

EQUITY GRANT AGREEMENT

TERMS AND CONDITIONS OF GRANTS
1. Provident Financial Services, Inc. (the “Company”) has granted ##Participant Name##  (the “Participant”) an Award (the “Award”) of ##Grant Number## shares of common stock,  pursuant to the Company’s 2019 Long-Term Equity Incentive Plan (the “Plan”), consisting of #Number# incentive stock options (“ISOs”) and/or non-statutory stock options (“NSO”) and # restricted stock shares (“Shares”) with respect to the common stock (“Common Stock”) of the Company, subject to the terms and conditions of this Grant Agreement (the “Agreement”) and the Plan.  Except where the context otherwise requires, the term “Company” shall include all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).
The Awards shall vest on ##[vesting schedule] after the Grant Date (the “Vesting Schedule”).
As to Options granted, if any the exercise price of the Options is $___________.
2. Capitalized terms used herein but not defined shall have the same meaning as in the Plan. A copy of the Plan has been provided or made available to the Participant and the Plan document is a material part of this Agreement.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will control.
3. All Awards are forfeitable until the Participant’s right to retain such Shares has accrued in accordance with the Vesting Schedule noted above.
4. All Shares awarded hereunder may be certificated or issued in electronic form, in the sole discretion of the Company.  All Shares shall remain in the possession of the Company or its agent until such shares become vested. After Shares become vested, the Company shall promptly deliver the Shares to the Participant, either electronically or through the issuance of a stock certificate representing the Participant’s vested Shares.
5. Awards shall be subject to time-vesting as set forth on the Vesting Schedule noted above.
Time-Vesting Awards. Notwithstanding the Vesting Schedule, all Shares that vest based solely upon the passage of time (“Time-Vesting Awards”) shall become fully vested automatically upon the Participant’s (i) death; (ii) Disability; or (iii) Involuntary Termination following a Change in Control.
Upon the Participant’s Retirement before the end of the term of the Vesting Schedule, a portion of the Time-Vesting Awards shall vest which amount shall be based on the period of the Participant’s active employment during the term of the vesting schedule. Following the Participant’s termination of employment due to Retirement, the portion of the Shares that do not vest shall be forfeited to the Company and the Company shall cancel the certificates, if any, representing such forfeited Shares on its books.
Upon the Participant’s termination of employment for any reason (other than death, Disability or Retirement or Involuntary Termination following a Change in Control) before the end of the term of the Vesting Schedule, then all unvested Time-Vesting Awards shall be forfeited to the Company and the Company shall cancel the certificates, if any, representing such forfeited Shares on its books.
The Committee shall have sole authority and discretion to determine whether the Participant’s service has been terminated by reason of Disability, Retirement or Involuntary Termination following a Change in Control.
6. Except as otherwise provided in the Plan or this Agreement including Parts I and II, Awards shall not confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
7. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Shares of Common Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any subsidiary shall be sufficient to pay any benefits to any person.
8. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.  This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company or the Bank to discharge the Participant or restrict the right of the Participant to terminate his or her employment.
9. This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
10. The Participant hereby agrees to accept as binding, conclusive, and final, all decisions and interpretations of the Committee upon any questions arising under the Plan.
11. As a condition to the issuance of Shares under this Award, the Participant authorizes the Company to deduct from the settlement of an Award any taxes required to be withheld by the Company under federal, state, or local law as a result of the receipt or settlement of this Award.  In the sole discretion of the Company, the Participant may remit to the Company cash or shares to pay the taxes owed on the settlement of any Award hereunder, in lieu of the withholding described in the previous sentence and/or direct the Company to satisfy up to the Participant’s highest marginal tax rate of required federal, state and local tax withholding with respect to the issuance of Shares under this Award.

12. Awards may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation.  The Participant, as a condition to exercising the Awards, shall represent to the Company that the Shares that he/she acquires pursuant to such exercise are being acquired by such Participant for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act or any other applicable law, regulation, or rule of any governmental agency.
13. Each type of Award made under this Agreement shall be subject to the additional provisions set forth in Parts I and II below, as applicable.
14. The Award is subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting of the Award. Such events include, but are not limited to, termination of employment for cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, any Participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of any payment in settlement of all or any portion of this Award if such Award was earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.
In addition, this Award is subject to any clawback policy adopted by the Board from time to time, whether pursuant to the provisions of Section 954 of the Dodd-Frank Act, implementing regulations thereunder, or otherwise.
15. The Participant acknowledges he or she has read the Plan which can be found in Shareworks under the Documents tab and represents that he or she is familiar with the terms and provisions thereof.  The Participant hereby accepts the Awards made by this Agreement, effective as of the Grant Date, subject to all the terms and provisions of the Plan.

PROVIDENT FINANCIAL SERVICES, INC.
By:	_________________________________________

PART I:	STOCK OPTIONS (ISOs & NSOs)
1. All Options granted to the Participant under this Agreement have been designated either as incentive stock options (“ISOs”) and/or non-statutory stock options (“NSOs”).
2. Options may only be exercised to the extent that they are vested.   The Participant is not required to exercise Options as to any particular number of shares at one time, but Options must be exercised, if at all and to the extent exercised, by no later than 10 years from the date of grant.  All Options shall expire 10 years after the date of grant if they remain unexercised at that time.  Options may be exercised during such term only in accordance with the terms of the Plan.
3. Options shall be exercised in whole or in part by the Participant.   An exercise request is processed through Solium, the Bank’s on-line equity plan system. The exercise request will set forth the number of shares with respect to which the Option is to be exercised, together with payment by cash or other means acceptable to the Committee, including:
(i)	by tendering, either actually or by attestation, shares of Common Stock valued at Fair Market Value as of the day of exercise;
(ii)
by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise;

(iii)	by net settlement of the Option, using a portion of the Shares obtained on exercise in payment of the exercise price of the Option and any tax withholding resulting from such exercise;
(iv)	by personal, certified or cashier’s check; or
(v)	by other property deemed acceptable by the Committee; or
(vi) by any combination thereof.
4. Delivery of shares of Common Stock upon the exercise of an Option shall be subject to the following:
(i)
Delivery of shares of Common Stock shall comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(ii)
The issuance of shares of Common Stock pursuant to the exercise of an Option may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, including constructive delivery of shares.

5. If the Participant ceases to be an employee of the Company and all affiliates thereof, for any reason other than Disability, death, Retirement, or Involuntary Termination following a

Change in Control, unvested Options will be forfeited and vested Options will be exercisable for a period of up to three months following such cessation of employment.
6. If the Participant ceases employment with the Company and all affiliates thereof due to Disability, death, Retirement, or Involuntary Termination \following a Change in Control, Options granted hereunder, whether or not exercisable at such time, will become exercisable by the Participant (or his/her legal representative or beneficiary) for one year following cessation of employment; provided, however, except in the case of death or Disability, such Options shall not be eligible for treatment as ISOs in the event such Option is exercised more than three months following termination.
7. In order to obtain ISO treatment for an Option exercised by the heirs or devisees of the Participant, the death of the Participant must have occurred while the Participant is employed by the Company or an affiliate, or within three months after the Participant’s cessation of employment.  No Option shall be eligible for treatment as an ISO in the event such Option is exercised more than one year following cessation of employment due to Disability.
8. Unvested Options awarded to an employee who also serves as a director shall not be forfeited due to termination of employment but shall continue to vest over the remaining vesting period set forth in the Vesting Schedule, so long as such person continues as a member of the board of directors or continues to serve as a director emeritus or advisory director, provided that nothing herein shall increase the period such options can be considered ISOs.
9. In no event will the period of exercise extend beyond the expiration of the Option term.
10. Options are not transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, unless the Committee provides otherwise.  All options granted to the Participant as ISOs may not be transferred in any manner other than by will or the laws of intestate succession, and may be exercised during the lifetime of the Participant only by such Participant.
PART II: RESTRICTED STOCK
Time-Vesting Awards
1. Any dividends or distributions (other than a stock dividend consisting of shares of Common Stock) declared and paid with respect to Shares subject to a Time-Vesting Award shall not be paid to the Participant; however cash dividends shall accrue and shall be paid to the Participant on Shares issued to the Participant for the Time-Vesting Awards if and when they vest.
2. The Participant shall have the right to vote the unvested Shares of Restricted Stock subject to a Time-Vesting Award, unless the Shares have been forfeited.
3. The vested Shares of Restricted Stock awarded hereunder may be certificated or issued in electronic form, in the sole discretion of the Company.  The Restricted Stock awarded to the Participant shall not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant until such Restricted Stock has vested.
4. At the time the Restricted Stock vests, the Company shall deliver to the Participant (or if the Restricted Stock is deemed to vest due to the Participant’s death, to the Participant’s beneficiary) Shares of Common Stock of the Company representing the number of shares earned, absent any restrictions that may have been imposed under the Plan.
5. Generally, upon vesting of the Shares of Restricted Stock, the Participant will recognize ordinary income tax, which will be included on the Participant’s IRS Form W-2 (if the Participant is an employee) or on IRS Form 1099 (if the Participant is not an employee) for the calendar year in which the vesting occurs.  The Participant acknowledges that the Company has advised the Participant of the possibility of making an election under Code Section 83(b) with respect to the Restricted Stock and has recommended that the Participant consult a qualified tax advisor regarding the desirability of making such an election in light of the Participant’s individual circumstances.
6. Unvested Shares of Restricted Stock awarded to an employee who also serves as a director shall not be forfeited due to termination of employment but shall continue to vest over the remaining vesting period set forth in the Vesting Schedule, so long as such person continues as a member of the board of directors or continues to serve as a director emeritus or advisory director.